Exhibit 99.1

Paul Broyer, Candela Corporation 508-358-7400 x435

CANDELA ANNOUNCES RECORD REVENUES
AND SOLID PROFITS

WAYLAND, MA, August 19, 2003 — Candela Corporation (NASDAQ: CLZR) announced today that sales for both its fourth fiscal quarter and it full fiscal year ended June 28th produced record revenues.

For the fourth fiscal quarter, the Company recorded revenues of $26.4 million compared to $20.8 million for the same quarter a year earlier - a 27% increase.  For the full fiscal year, the Company posted revenues of $80.8 million versus $61.5 million a year earlier - a 31% increase.

Candela also reported that profits for the quarter were $3.0 million or $0.28 per share compared to $500,000 or $0.05 per share for the same quarter a year earlier.  Profits for the year were $6.8 million or $.66 per share versus a loss of $2.2 million or $0.21 per share last year.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, commented: “The fourth quarter put an exclamation point on a solid turnaround year.  The momentum we are seeing comes from our “best in class” products across all of our geographic markets.  Despite difficult economics across the globe, we are seeing growth in the markets we serve and we are taking market share from others.  Of special note, our Smoothbeam™ product grew as a percentage of sales and is gaining momentum in the marketplace.”

Puorro further stated: “Outside of the laser business, our only remaining spa in Boston struggled during the year, and was unable to turn a profit.  We are examining that business to determine appropriate alternatives to facilitate a change.”

Puorro concluded:  “Lastly, we remain optimistic that our “best in class” products and solid distribution channels will allow us to continue to grow the business.”

About Candela: Candela Corporation develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 60 countries from offices in the United States, Europe, Japan and other Asian locations. Candela established the aesthetic laser market 14 years ago, and currently has an installed base of over 6,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer, M/F/H/V. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Candela’s actual results could differ materially from those anticipated in Candela’s forward-looking statements based on various factors, including without limitation: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, or changes in economic conditions.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended June 29, 2002, and subsequent Quarterly Reports on Form 10-Q.  Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the year ended:
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Revenue	$26,425	$20,863	$80,781	$61,547
Cost of sales	12,885	11,445	40,166	33,919

Gross profit	13,540	9,418	40,615	27,628

Operating expenses:
Research and development	1,375	1,136	4,545	4,644
Selling, general and administrative	8,090	7,507	26,584	27,031
Restructuring costs	—	—	—	(693)

Total operating expenses	9,465	8,643	31,129	30,982

Income (loss)from operations	4,075	775	9,486	(3,354)

Other income (expense):
Interest income	88	12	651	547
Interest expense	(4)	(117)	(218)	(476)
Other income (expense)	(18)	9	(44)	487

Total other income (expense)	66	(96)	389	558

Income (loss) before income taxes	4,141	679	9,875	(2,796)

Provision for income taxes	1,151	151	3,061	(642)

Net income (loss)	$2,990	$528	$6,814	$(2,154)

Basic earnings per share	$0.29	$0.05	$0.68	$(0.21)

Diluted earnings per share	$0.28	$0.05	$0.66	$(0.21)

Weighted average shares outstanding	10,457	9,631	10,042	10,053

Adjusted weighted average shares outstanding	10,803	9,869	10,323	10,053

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	June 28, 2003	June 29, 2002

Assets

Current assets:
Cash and cash equivalents	$31,965	$19,628
Accounts receivable, net	26,589	23,827
Notes receivable	1,086	1,262
Inventories	10,927	12,118
Other current assets	694	870

Total current assets	71,261	57,705

Property and equipment, net	3,682	3,156

Other assets	6,544	7,030

Total assets	$81,487	$67,891

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$5,402	$5,133
Accrued payroll and related expenses	4,662	3,003
Accrued warranty	1,921	4,452
Income taxes payable	4,370	1,604
Restructuring reserve	379	559
Other accrued liabilities	2,830	2,723
Current portion of long-term debt	48	740
Deferred income	4,287	4,357
Total current liabilities	23,899	22,571

Other long-term liabilities	4,745	2,352
Long-term debt	—	2,115
Total long-term liabilities	4,745	4,467

Stockholders’ equity
Common stock	129	119
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	47,974	43,869
Accumulated earnings	17,899	11,085
Cumulative translation adjustment	(162)	(1,223)
Total stockholders’ equity	52,843	40,853

Total liabilities and stockholders’ equity	$81,487	$67,891